Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
Unisys Corporation, the registrant, a Delaware company, has no parent. The registrant has the following subsidiaries:

Name of Company	State or Other Jurisdiction Under the Laws of Which Organized
Intelligent Processing Solutions Limited	United Kingdom
Pursuant to Item 601(b)(21)(ii) of Regulation S-K, subsidiaries of the Company have been omitted which, considered in the aggregate as a single subsidiary, would not have constituted a significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X) as of December 31, 2017.